Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF SEPTEMBER 14, 2017

TO INDENTURE DATED SEPTEMBER 24, 2013

DUPONT FABROS TECHNOLOGY, L.P., AS ISSUER,

DIGITAL REALTY TRUST, INC., AS GUARANTOR,

AND

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

5.875% SENIOR NOTES DUE 2021

THIS FIRST SUPPLEMENTAL INDENTURE, entered into as of September 14, 2017 (the “First Supplemental Indenture”) among DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Company”), Digital Realty Trust, Inc. (“DLR”), a Maryland corporation and successor to DuPont Fabros Technology, Inc. (“Holdings”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Guarantors party thereto and the Trustee entered into the indenture, dated as of September 24, 2013 (the “Indenture”), relating to the Company’s 5.875% Senior Notes due 2021 (the “Notes”);

WHEREAS, DLR, Digital Realty Trust, L.P., Penguins REIT Sub, LLC (“REIT Merger Sub”), Penguins OP Sub 2, LLC and Penguins OP Sub, LLC (collectively, the “DLR Parties”), on the one hand and Holdings and the Company, on the other hand, entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 8, 2017, pursuant to which Holdings will be merged with and into REIT Merger Sub (the “REIT Merger”) and Penguins OP Sub, LLC will be merged with and into the Company (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”) (the “Closing”) contemplated thereby as of the date hereof;

WHEREAS, immediately following the completion of the Mergers, REIT Merger Sub will be merged with and into DLR; and

WHEREAS, Section 5.02 of the Indenture provides that no Guarantor may merge with or into any other Person unless such other Person becomes a Guarantor concurrently with such transaction.

WHEREAS, pursuant to Section 9.02 of the Indenture, the written consent of the Holders of at least a majority in principal amount of the outstanding Notes (“Holder Consent”) is required for this amendment, and such Holder Consent has been obtained.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this First Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. DLR, by its execution of this First Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. AMENDMENTS TO THE INDENTURE.

DEFINITION. When used herein, the “Trigger Event” shall mean the occurrence of each of the following events: (1) the Early Settlement Date (as such term is defined in the Offer to Purchase), or if there is no Initial Payment Date, the Final Settlement Date (as such term is defined in the Offer to Purchase), and (2) the Company’s payment to Holders of Notes the Consent Payment (as such term is defined in the Offer to Purchase) payable as of such Initial Payment Date for Notes tendered on or before the Consent Payment Deadline (as such term is defined in the Offer to Purchase), or if there is no Early Settlement Date, the Final Settlement Date, pursuant to the terms and conditions of the Offer to Purchase.

Effective upon the Trigger Event, and without any further action by any party hereto, the Indenture is hereby amended as follows:

(a) the text of Sections 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, and Article 5, shall each be deleted in its entirety and replaced with “[RESERVED]”;

(b) all provisions of Section 6.01 governing Events of Default to the extent they apply to the covenants in (a) above shall no longer constitute an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(c) the text of Sections 6.01(3), 6.01(4), 6.01(5) and 6.01(6) shall each be deleted in its entirety and replaced with “[RESERVED]”; and

(d) the first paragraph of Section 3.01 is hereby replaced entirely with the following:

Section 3.01. Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time, and from time to time, on not less than two Business Days’ prior notice, on and after September 15, 2016 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing September 15 of the years indicated below, in each case together with accrued and unpaid interest and Additional Interest, if any, to the date of redemption:

Year	Redemption Price
2016	104.406%
2017	102.938%
2018	101.469%
2019 and thereafter	100.000%

(e) the second paragraph of Section 3.03(a) of the Indenture is hereby replaced entirely with the following:

“No Notes of a principal amount of $2,000 or less shall be redeemed in part. The Trustee will notify the Company promptly of the Notes or portions of Notes to be called for redemption. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited. Notice of redemption will be delivered by the Company, or at the Company’s request, by the Trustee, in the name and expense of the Company, at least two Business Days before the redemption date to each Holder of Notes to be redeemed at its registered address; provided, that at least two Business Days must be provided to the Trustee, unless a shorter period is agreed to in advance by the Trustee. Unless the Company defaults in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.”

All defined terms in Sections 1.01 and 1.02 that appear only in the text of the Indenture that has been deleted pursuant to subsection (a), (b) or (c) above shall be eliminated from Sections 1.01 and 1.02. In addition, any and all references in the Indenture to the deleted text referred to in this Section 3 will also be deleted in their entirety. The Notes are hereby deemed to be amended to delete all provisions inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture. All references to Sections 3.01, 3.03 and 6.01 of the Indenture shall mean Sections 3.01, 3.03 and 6.01 as amended by this First Supplemental Indenture

Section 4. This First Supplemental Indenture shall be governed in accordance with the laws of the State of New York.

Section 5. This First Supplemental Indenture may be signed in various counterparts, which together will constitute one and the same instrument.

Section 6. This First Supplemental Indenture is an amendment supplemental to the Indenture and this First Supplemental Indenture will henceforth be read together with the Indenture.

Section 7. The recitals in this First Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

DUPONT FABROS TECHNOLOGY, L.P., a Maryland limited partnership, as Issuer

By:	Penguins OP Sub 2, LLC., its general partner
By:	Digital Realty Trust, L.P., its sole member
By:	Digital Realty Trust, Inc., its sole general partner

By:	/s/ Andrew P. Power
Name:	Andrew P. Power
Title:	Chief Financial Officer

DIGITAL REALTY TRUST, INC., a Maryland corporation, as successor to Holdings and as Guarantor

By:	/s/ Andrew P. Power
Name:	Andrew P. Power
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President